CONSULTING AGREEMENT


THIS AGREEMENT made effective July 1, 2001 (the "Effective Date").

BETWEEN:

         CHINA BROADBAND CORP., a body corporate, incorporated pursuant to the laws of the State of Nevada, United States of America

         (hereinafter referred to as the "Corporation")
                                                               OF THE FIRST PART
                                     - and -

         BARRY L. MACKIE, a resident of the city of Surrey, in the Province of British Columbia, Canada

         (hereinafter referred to as the "Consultant")
                                                              OF THE SECOND PART


         WHEREAS the Corporation wishes to engage the services and expertise of the Consultant on the terms and conditions hereinafter set forth, and the Consultant wishes to accept such an engagement;

         NOW THEREFORE in consideration of the covenants of each of the parties given to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       SERVICES

1.1 Effective as of the Effective Date, the Corporation engages the Consultant and the Consultant accepts an engagement with the Corporation to render the consulting services for the Corporation as set out in Schedule A. During the term of this Agreement, the Consultant shall devote such of his time, attention and abilities to the business of the Corporation as may be necessary for the proper exercise of the Consultant's duties hereunder. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and/or employee between the Corporation and the Consultant.

2.       DUTIES

2.1 The Consultant shall devote reasonable time and effort to the performance of this Agreement. The Corporation acknowledges that the Consultant shall also be entitled to render services to others during the term hereof.

2.2 The Consultant's duties shall be to provide the services more particularly set forth on Schedule "A" hereto.

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3.       REMUNERATION

         The Corporation agrees to pay the Consultant as set out in Schedule "B" attached hereto.

4.       CONFIDENTIALITY

4.1 This Consultant acknowledges the Corporation will have reporting and disclosure obligations under all applicable securities legislation. The Consultant covenants and agrees that it shall not any time, during or after the termination of the Consultant's engagement by the Corporation, reveal, divulge, or make known to any person (other than the Corporation or its affiliates) or use for its own account any customer's lists, trade secrets, or secret or confidential information used by the Corporation or its Affiliates during the Consultant's engagement by any of them and made known (whether or not with the knowledge and permission of the Corporation, whether or not developed, devised or otherwise created in whole or in part by the efforts of the Consultant, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to the Consultant by reason of its engagement by the Corporation of any of its Affiliates. The Consultant further covenants and agrees that all knowledge and information, which is acquired or developed for the Corporation or any of its Affiliates by the Consultant, is the property of the Corporation. The Consultant further covenants and agrees that it shall retain all such knowledge and information which it shall acquire and develop during such engagement respecting such customer lists, trade secrets and secret or confidential information in trust for the sole benefit of the Corporation, its affiliates, and their successors and assigns.

4.2 The Consultant shall promptly communicate and disclose to the Corporation all observations made and data obtained by it in the course of its engagement by the Corporation. All written materials, records and documents created by the Consultant or coming into its possession concerning the business or affairs of the Corporation or any of its Affiliates shall, upon the termination of this Agreement, promptly be returned to the Corporation. Upon the request of the Corporation until termination of its engagement by the Corporation, the Consultant shall render to the Corporation or to any Affiliate designated by it such reports of the activities undertaken by the Consultant or conducted under the Consultant's direction for the Corporation and its Affiliates as the Corporation may request.

4.3 The Consultant warrants and represents that it is duly qualified to perform its duties hereunder, and further covenants that in performing its duties hereunder, it will not engage in activity that is in violation of applicable securities laws or subject the Corporation to liability thereunder.

4.4 The Consultant agrees that for a period of one (1) year after the termination of work with the Corporation, it will not do any business whatsoever with clients of the Corporation for substantially similar work.

5.       TERM

5.1 This Agreement shall be for a term commencing July 1, 2001 and terminating December 31, 2001.

5.2 In the event the Corporation terminates this Agreement, the Corporation shall pay to the Consultant a mutually agreed to settlement. If at the time of any such termination, the Consultant is in fundamental breach of this Agreement, the Corporation shall not be required to pay any damages.

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6.       CHANGE OF CONTROL AND SALE OF CORPORATION

6.1 A change of control in the Corporation shall be defined as the sale of all or substantially all of the assets of the Corporation.

6.2 The date on which Item 6.1 is deemed effected shall also be deemed the effective date of a change of control for all calculations under this
         Item 6.

6.3 In the event that a change of control in the Corporation should occur within six months of the Effective Date of this agreement, the Corporation will pay to the Consultant an amount equal to two years of the Consultants base consulting fee in effect as at the effective date of the change of control.

6.4 The Corporation acknowledges that in the event of a change of control of the Corporation or a sale of all or substantially all of the assets of the Corporation, there is a possibility that the services of the Consultant would no longer be required and that this contract might be terminated. The Corporation further acknowledges that the Corporations obligations outlined in item 6.3 shall remain in effect should the Consultants services not be terminated upon a change of control.

7.       NOTICES

         Any notices delivered or received between either party shall be deemed to have been received:

         (a) if it was delivered in person, on the date it was delivered;

         (b) if it was sent by electronic facsimile transmission, on the date it was delivered;

         (c) it was sent by mail, on the day it was received to the following address:


                  CHINA BROADBAND CORP.
                  2080, 440 - 2nd Avenue SW
                  Calgary AB   T2P 5E9
                  Attention:  Chairman and CEO
                  By Facsimile:  (403) 265-8808

                  BARRY L. MACKIE
                  16680-85A Avenue
                  Surrey, B.C.
                  V4N 5A7
                  By Facsimile: (604) 576-6580

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8.       MODIFICATION OF AGREEMENT

         Any modification of this Agreement must be made in writing signed by the Consultant and an officer of the Corporation or it shall have no effect and shall be void.

9.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada and the parties agree to attorn to the jurisdiction of the courts of the Province of Alberta.

10.      HEADINGS

         The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

11.      ENTIRE AGREEMENT

         The covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement. The parties acknowledge that it is their intention that the provisions of this Agreement be binding only to the extent that they may be lawful under the existing applicable laws and in the event that any provision of this Agreement is determined by a court of law to be overly broad or unenforceable, the remaining valid provisions shall remain in full force and effect. This Agreement constitutes the sole agreement between the parties hereto for services to be performed as herein described and the mutual covenants contained herein constitute due and adequate consideration for the full performance by each party of its obligations under this Agreement and any and all previous agreements, written or oral, expressed or implied, between the parties or on their releases and forever discharges the other of and from all manner of action, causes of action, claims or demands whatsoever under or in respect of any agreement.

12.      GENERAL MATTERS

12.1 The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or of any other provisions of this Agreement.

12.2 This Agreement shall be binding upon the parties hereto and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns.



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         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 1st day of July, 2001.


CHINA BROADBAND CORP.                       BARRY L. MACKIE


per:/s/THOMAS G. MILNE                      per:/s/BARRY L. MACKIE



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                                  SCHEDULE "A"


SERVICES:


1. Reporting to the Chairman, Chief Executive Officer and President, providing the services and having the responsibility for the direction and operation of the Corporation in all Technology aspects, and to do all acts and things as are reasonably necessary for the efficient and proper technical operation and development of the Corporation.

GOALS:

1. As the Company is a cable broadband Internet enabler in China and the Company believes that it will enter into three additional joint ventures during the term of this Agreement, therefore, it is expected that the Chief Technical Officer, will be responsible for:

         a. Coordination of the specifications for each new joint venture, obtaining the required hardware and software, installation of equipment and activation of technical services of each new joint venture for the earliest possible "in-service" date to customers.

         b. Leading the technical team in China in their efforts to ensure that the technical systems of each joint venture maintains a 99% reliability rating.

         c. Assisting the VP-Systems Engineering and VP-Network Engineering in meeting their required targets, goals, and deliverables.

         d. Working with the President and Chief Executive Officer in order to set expectations for short and long-term objectives of the Corporation.




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                                  SCHEDULE "B"

REMUNERATION:

1. As full consideration for performance of the services by the Consultant, the Corporation shall pay the Consultant at the rate of US$10,000 for each month for which services are provided. The said rate shall be inclusive of all claims by the Consultant for its services, but shall be exclusive of travel and accommodation expenses incurred by the Consultant and properly claimable in accordance with the provisions hereof.

2. The Consultant will be provided with a mobile telephone, laptop computer, all of which will be paid by the Company.

3. The Consultant will be entitled to 4 (four) weeks paid personal time off, per annum.

4. The Consultant will work on a rotating basis of 6 (six) weeks in China, and 2 (two) weeks in North America. Accordingly, the Company will pay for 2
     (two) Business Class tickets to cover these travel arrangements, per contract term.

5. The Consultant shall submit invoices to the Corporation for each month or portion thereof for which services are provided during the period covered by the invoice and also including any proper claim for business related expenses. Each invoice shall indicate the period covered, the month or portion of a month worked, the rate and the total charge for consultancy services.

6. The Company will supply the Consultant with a credit card to pay for reasonable business related expenses which will include, but not be limited to, airfare, single-occupancy accommodation, business dinners, ground transportation and local filing fees. Receipts for all reasonable business related expenses incurred should be submitted to the Corporation by the Consultant on a monthly basis.

7. The Consultant will be responsible for the payment of his income taxes, as well as any and all other taxes and contributions imposed by law. In the event the Consultant should fail to make any such payments, the Consultant indemnifies the Corporation for any claims, causes or action, or liabilities which may be made, advanced or incurred against the Corporation as a result of such non-payment, and agrees to be responsible for the Corporation's solicitor-client costs in defending or protecting itself.

8. The Corporation will pay all proper invoices received from the Consultant promptly following receipt of the applicable invoice and any necessary supported documentation.

9. The Consultant will be entitled to participate (at the discretion of the Corporation) in any bonus program of the Corporation resulting from achieving milestones in the business of the Corporation.

10. The Consultant will be entitled to participate (at the discretion of the Corporation) in any bonus program of the Corporation resulting from achieving milestones in the business of the Corporation (such as commercial stage of development in 10 or more cities, 1 million or more subscribers, revenue in excess of US $100 million per year, or strategic alliances and partnerships with other companies to significantly enhance the products and services of the Corporation).


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11.  The Corporation shall not be required to provide any health benefits to the
     Consultant including, without limitation, dental, medical, disability, or life insurance or retirement benefits.

12. The Corporation will, if it determines it to be necessary in its total discretion, ensure that appropriate liability insurance coverage is provided to the Consultant at no cost to the Consultant, which coverage should be the same in all material respects as insurance coverage provided to Directors and Officers of the Corporation.

13. In any dispute arising from the enforcement of this Agreement, the Corporation shall pay all reasonable legal fees and expenses incurred by the Consultant in contesting or disputing the position of the Consultant or seeking to obtain enforcement of or retaining any right of payment or benefit provided for in this Agreement.